Ashland Coal Reports Earnings for Third Quarter


     Huntington, WV--Ashland Coal, Inc. (NYSE:ACI) reported today that it earned $9.2 million, or $.48 a share on a fully diluted basis, for its third quarter which ended September 30, 1995. For the third quarter of 1994, net income was $10.2 million, or $.53 a share. Revenues for the third quarter were $158.6 million in 1995 and $157.4 million in 1994.
     For the nine months ended September 30, 1995, Ashland Coal earned $29.8 million, or $1.55 a share. During the comparable period of 1994, the company earned $18.6 million, or $.97 a share. Revenues for the first nine months were $466.8 million in 1995 and $449.6 million in 1994.
     "For the quarter, our average cost of coal sold decreased significantly from last year's level, and sales volume increased 7%," commented William C. Payne, chairman of the board, president and chief executive officer. "These improvements overcame a reduction in average selling price which primarily resulted from the expiration of a sales contract at the end of 1994 and other contract changes," Payne continued.
     Last year's quarter benefited from $3.2 million in non-recurring operating revenues and a negative income tax expense. The current quarter benefited from a $2.3 million reduction in employee benefit expenses arising from a revised actuarial estimate of the cost of postretirement benefits. The current quarter also benefited from elimination of noncash selling expenses related to the expired sales contract. Income taxes increased $1.5 million, exceeding the increase in income before income taxes.
          "We are looking forward to an excellent 1995, capped by a fourth quarter that we expect to be comparable to 1994's fourth quarter," Payne stated. "However, in 1996 our earnings will be adversely affected by the expiration at the end of 1995 of several high priced, high volume sales contracts with Cincinnati Gas & Electric and by price reopeners under other contracts," Payne said. "In an effort to control the effects of these price changes, we have undertaken numerous steps at our mines to increase profitability. These steps will have a substantial favorable effect on 1996 earnings, and even greater positive effects are expected for 1997 when the full benefit of these steps is realized," Payne continued. "In addition, we are evaluating other steps which have significant potential for earnings improvement. But unfavorable market conditions are hindering our efforts to replace the lost earnings for 1996. We now believe that earnings for 1996 will be down significantly from the projected high level of 1995," Payne noted. "However, based on preliminary plans, we expect 1997 earnings will improve significantly over anticipated 1996 levels as we experience the full effects of our cost reduction program and our average realization swings upward again," Payne concluded.
     Ashland Coal, Inc. is engaged in the mining, processing and sale of low-sulfur coal, and markets its coal principally to electric utilities in the eastern United States and into the export markets.